EXHIBIT 99.2
This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

DOBSON COMMUNICATIONS
Moderator: Warren Henry
August 15, 2005
8:00 a.m. CT
Operator: Good day everyone, and welcome to the Dobson Communications second quarter 2005 earnings results conference call. Today’s call is being recorded.
For opening remarks and introductions, I would like to turn the call over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead, sir.
Warren Henry: Thank you. Good morning and welcome to our second quarter conference call.
Today’s conference call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those projected. We discuss the risk factors that could impact the company’s overall business and performance in more detail in our reports filed with the Securities and Exchange Commission, including our second quarter 10-Q. Given these concerns, investors should not place undue reliance on forward-looking statements.
With that, I will turn the call over to Steve Dussek, CEO and President of Dobson Communications.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

Steven Dussek: Thank you, Warren. I would also like to thank all of you for being on the call today. Chairman Everett Dobson and CFO Bruce Knooihuizen are also on the call and available for Q&A after our brief comments.
We were very pleased with operating trends in the second quarter and, in the past week, the completion of our new agreement with Cingular. In the quarter most of the key performance metrics of the business produced excellent results.
ARPU was again the highlight, increasing to $45.28. This was $5.25 higher than ARPU in the second quarter of 2004 and $2.34 higher than the immediately previous quarter of 2005. Our strong ARPU performance reflects three factors. We continue to migrate our subscriber base to higher value GSM calling plans. We are increasingly successful in attracting new customers to these same GSM plans. And we are maintaining our pricing discipline.
The GSM portion of our sub base grew to 741,200 GSM subscribers or 47 percent of our base at June 30, 2005 compared with 563,200 GSM customers at March 31st, which was just over 35 percent of our subscriber base. The value of our GSM voice and data services is driving our ARPU growth.
The ETC funding came in at $5 million, as expected. Data ARPU increased to $2.18 per month, up from $1.85 in the prior quarter.
Postpaid customer churn improved slightly during the quarter, which resulted in the loss of total subscribers being reduced to 1,100 in the second quarter compared with 18,800 in the first quarter of 2005. Looking ahead, postpaid customer churn is probably the most challenging operating metric in the short-term. And for the second half of 2005 it is likely to be in the range of postpaid customer churn that we experienced in the first half.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

As we migrate the remaining TDMA segment of our subscriber base we will use a variety of promotions to encourage legacy customers to step up to higher value and higher priced GSM calling plans. And these efforts are likely to cause churn to be higher than we would like in the short-term.
Other than ARPU, the next most notable operating metric in the second quarter was roaming minutes of use, which increased 35 percent on a same store year over year basis compared to the same quarter last year. Cingular continues to grow its base at a very high level and to transition its legacy subscribers to GSM. Cingular customers, as Cingular has publicly reported, continue to increase their average usage per month. All of these trends contribute to the growth of roaming minutes of use on Dobson’s GSM network. In addition, roaming minutes of use from T-Mobile customers increased appreciably during the second quarter of 2005.
As noted in our Friday press release, we have just completed a new consolidated roaming agreement with Cingular. As a result, the new roaming rate structure was applied to the quarter, reducing roaming revenue in incollect roaming expense. We’re very pleased to get the long-awaited agreement completed. It was a complex process, but both companies took the time to create a solid, mutually beneficial, long-term roaming relationship that should deliver significant value to our customers and shareholders.
One of the key benefits of the new relationship, from Dobson’s point of view, is that it provides significantly more clarity on our roaming business long-term, solidifying our relationship with the nation’s largest GSM wireless company. The agreement is at least EBITDA neutral, in our opinion, in 2005 and beyond. It creates an open network, home on home environment, designed to encourage growth and a better customer experience for both companies. The agreement puts in place a multiple rate structure that better reflects our business today. And finally, it provides a

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

continuation of the exclusivity clause in the AT&T agreement, with minor modifications, which should have minimal revenue impact, if any.
Everett will provide additional detail on the agreement momentarily after we complete the review of the second quarter. And I’m sure there will be plenty of questions about it in the Q&A.
During the second quarter we continued to invest in the network, adding 50 cell sites, numerous radios and, in certain markets, more backhaul capacity. We are focused on optimizing network capacity between TDMA and GSM as the calling traffic patterns evolve. Network quality is the first priority in improving customer satisfaction and operating results, thus generating additional shareholder value.
Sixteen months ago, in February 2004, we stated that we expected to add 200 to 250 new GSM-only cell sites to maintain acceptable network performance during the TDMA to GSM transition. Instead, as of the end of June 2005 we have built 320 new cell sites, reflecting the real world performance of GSM network equipment and phones as well as increased usage. And we are not finished. We’ll accept nothing short of a leadership position in our markets in terms of network quality. Consequently, we expect to see slightly higher levels of cap ex in the second half of 2005.
Finally, EBITDA improved in the second quarter of 2005 to $109.3 million compared with $85.7 million in the second quarter of 2004 and $90.2 million in the first quarter of 2005. As a result of this improvement in the underlying trends, we are increasing our 2005 guidance and expect to generate EBITDA for the current year in a range of $400 million to $415 million.
Decisions that were made in the last several years have supported these significant increases in ARPU, access to a high quality network, increased roaming traffic, and operating efficiencies that are driving increased EBITDA and free cash flow. This, in turn, provides opportunities to reduce the level of debt on our balance sheet.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

However, with all that said, I must add that our performance needs to improve in a number of key operating areas. The U.S. wireless industry is consolidating and investors recognize that we have not yet fully capitalized on our growth opportunities in the industry. Our markets are under-penetrated compared with the nation as a whole. Dobson has an excellent opportunity to solidify a high quality subscriber base, then resume growing that base with high value GSM voice and data services, with the support of our roaming partners, especially Cingular. Continued improvements, in turn, should result in increased customer satisfaction and the creation of additional shareholder value. And we are committed to realizing that goal.
Now let me take a few moments to outline the key focus areas for the balance of 2005 and into 2006. Our number one priority for the operating team is to improve customer satisfaction. To accomplish this objective, we will focus on several areas of our business.
First, as I have stated time and time again, we must provide our customers with the premier network experience in our markets. To date, our network team has done an outstanding job managing the challenges of balancing capacity between our TDMA and GSM networks. This will prove to be a challenge for us until our customer base is predominantly GSM.
To that end, we will continue aggressively migrating TDMA customers to GSM through the remainder of the year and have made some modifications to our program in an effort to accelerate migrations further. Customer experience on our network should continue to improve as we move towards 70 percent of our base being GSM at yearend and as we are able to allocate more spectrum for our GSM network.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

In addition to strengthening our migration efforts, we will focus on particular markets that require additional coverage cell sites to keep up with customer demands and requirements. Our customer base is shifting and increased usage by both Dobson subscribers and those of our roaming partners make it imperative that we strengthen coverage in our markets.
As part of our marketing efforts we will also be developing a customer lifecycle management program to provide us with a structured and disciplined approach to talk to our customers on a regular basis. Customer lifecycle programs focus on a proactive structured outreach plan that is designed to improve retention and to drive additional revenues through up sell plans. My previous experience has shown that with this approach the provider can positively impact revenue as well as help reduce churn and solidify customer loyalty.
Finally, we are in the midst of improving the technology used in our customer call centers. Most notably, we should have IVR technology implemented by the end of the third quarter. IVR technology allows us to get the customer to the right person who can solve the customer’s problem accurately and quickly without having to transfer that customer. This should help improve our service levels in our call centers.
I am confident that we can and will improve customer satisfaction as we aggressively migrate more of our TDMA customers to GSM, improve our coverage and overall network quality in our markets, proactively talk to our customers more frequently than ever before, and utilize technology to improve the customer experience with our call centers.
These four actions are designed with one thing in mind – improve customer satisfaction and reduce postpaid churn. While we have indicated that churn in the second half of this year will be similar to the first half, I expect our postpaid churn to improve in 2006.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

Our next area of focus is to improve our subscriber growth. To date, we have made significant progress on gross additions, as you have seen with the sequential improvement in the past quarters. I believe we can continue to profitably increase gross adds as we progress through the remainder of 2005 and into 2006.
The company is positioned in very well in its markets. As you know, the under-penetration in our markets provide us with a great opportunity for growth. Our rate plans are very competitive and will assist facilitating our growth.
As we move forward we will focus on the following to help drive increased sales. We will continue targeting high value GSM customers who are attracted by our national plans. We will enhance our current sales organization by providing more channel support in development. Each distribution channel will play an important role in our sales strategy, and we will add resources as necessary to provide better program development and support.
We will strengthen our business-to-business channel in particular, targeting medium-sized business accounts in our markets. This represents a great opportunity for improvement, and we expect to become the carrier of choice for high value business customers in our markets.
We recently launched an ad campaign focused on improving the perception of Dobson operations, networks and products, especially national offerings. We have witnessed increased traffic into our retail locations and view the advertising campaign as a catalyst for this increase. We will continue to advertise with this approach to help awareness and to support our promotional offers.
The third key focus area is to keep improving ARPU. To that end, we will continue to focus on selling high value national GSM rate plans. They are competitively positioned and have proven to be compelling to targeted customers. As mentioned previously in my comments, we will continue

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

to aggressively migrate TDMA customers to higher value GSM plans. We are launching an improved data offering, complete with the new brand and new packaging in late third quarter. Our current price plans and our new data offerings, combined with the consistently improving network should allow us to maintain the upward trend in ARPU.
Finally, we are focused on taking cost out of the business whenever possible and prudent. We have taken numerous actions to date, most notably consolidating call centers. And these actions have proven effective in controlling the increase in operating cost for the company. Continued diligence and managing our operating costs will be a key priority as we move into the second half of 2005 and into 2006.
So, in summary, we are focused on four key initiatives – improving customer satisfaction toward the end of reducing customer churn, profitably growing our subscriber base, continuing the ARPU improvements, and proactively managing our operating costs. Improvements in performance should deliver the types of results that will justify our shareholders’ confidence in the company.
I thank you for your continued support and interest. And with that I’ll turn the call over to Bruce.
Bruce Knooihuizen: Thank you, Steve.
Steve touched on the success we’ve seen in revenue, and Everett will be discussing the new roaming agreement with Cingular. So, I’ll limit my comments to our operating expenses followed by capital expenditures and our liquidity position.
Operating expenses were $188.4 million in the second quarter compared to $181.6 million in the preceding quarter, a 3.7 percent increase. The cost of service component of operating expenses declined from $72.3 million in the first quarter to $69 million in the second quarter. The decrease is attributed to a decline in incollect cost of $7.5 million due to lower rates in the new roaming

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

agreement. These reductions were partially offset by increased costs associated with additional cell sites and costs associated with new features.
Cost per growth add dropped in the second quarter to approximately $382, a slight decline from the $390 level reported in the first quarter. This reduction was achieved by increased productivity through higher gross adds.
Net equipment costs in the second quarter were $22.1 million, an increase from the first quarter of $18.8 million. We continue to see high levels of customers migrating from TDMA to GSM phones and handset subsidy. The majority of the migration costs continue to run close to $100 per unit.
G&A costs increased by $4.5 million, primarily due to the $2.8 million accrual for the costs associated with the closing of our Maryland call center. The accrual is primarily for future lease commitments and severance payments.
This brings us to EBITDA, which was $109.3 million for the second quarter versus $90.2 million last quarter and $85.7 million in the second quarter last year. EBITDA margins were up 36.7 percent as compared to the 33.2 percent margin achieved in the first quarter.
On June 30, 2005 we sold 507 towers to Global Tower for a total purchase price of $77 million. This sale will result in a net gain of $59 million. However, due to the sale leaseback nature of this transaction all but $1 million of this gain will be deferred and recognized over the 10-year term of the lease. We have reflected the amortization of this item on a new income statement line item titled “Gain on Disposition of Operating Assets”. This line item is included in operating income right before depreciation and amortization, but after EBITDA. We expect to complete the sale of approximately 56 additional towers by the end of 2005.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

In the second quarter total capital expenditures for DCC were $43.7 million. DCS subsidiary capital expenditures were $28.8 million and $14.9 million at American Cellular. This brings the year-to-date total of $76.3 million.
In the second quarter 50 new GSM cell sites were added, 24 in the American markets and 26 in the Dobson Cellular market. As mentioned in our press release, because of the significant higher levels of GSM usage than anticipated, along with adding certain cell sites to improve quality, we now expect that we may spend closer to $150 million for the year in capital expenditures.
At the end of the second quarter, Dobson’s cash balance on a consolidated basis was $247.9 million, which includes $77 million from the tower sale. In addition, we still have the full availability under our $75 million revolver. In the third quarter we expect to use $50 million of our cash for the previously announced exchange offer. We are on schedule to complete the exchange offer early next week.
Now we will have Everett walk you through an overview of our new agreement with Cingular.
Everett Dobson: Thank you, Bruce. Let me first start by reminding everyone the AT&T Wireless/Cingular merger created the opportunity for Cingular and Dobson to take a fresh look at our roaming and operating relationship. After several months of discussion where both parties searched for a mutually beneficial future, I am pleased to report that we have achieved just that. And while I obviously can’t comment for Cingular, I can talk about some of the important elements from our perspective. I will also point out that many of the specific terms are of a confidential nature.
The single most important element of this agreement is the benefit to our respective customers. It consists of a multiple rate structure that is designed to facilitate growth for both companies and is not a disincentive to roaming.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

Other key elements of the agreement include, first, we have agreed to continue offering home on home roaming in areas where our networks overlap, thereby assuring a more robust network and better customer experience. The agreement is extended by approximately one year to mid 2009.
Next, the agreement provides for a mutual lowering of rates. We estimate the effect of the rate changes will be at least EBITDA neutral to DCC as well as each of our two operating subsidiaries, DCS and ACC. These rates are retroactive to the beginning of the second quarter and, therefore, are reflected in today’s earnings release.
And while the rates themselves are confidential I can report our blended incollect rate to Cingular is being reduced by approximately 50 percent. I cannot comment on the new Cingular outcollect rates specifically, but I can give you an estimate of our company-wide outcollect yield after giving effect to the new Cingular agreement. We estimate that our outcollect yield in the last three quarters of 2005 will be approximately 13 percent below the outcollect yield in the first quarter of 2005, which was 13.5 cents. Roaming yields in the second quarter of 2005, therefore, was 11.8 cents, reflecting the impact of the new agreement on total outcollect yields.
Beginning January 1, 2006 we estimate that our total outcollect yields will decline 18 percent as compared to the last three quarters of 2005. Beginning January 1, 2007 we expect a mid-single digit percentage decline in total outcollect yields compared to 2006. Beginning January 1, 2008 we expect another mid-single digit percentage decline in total outcollect yields compared to 2007. Lastly, beginning January 1, 2009 through midyear 2009 when the agreement would expire, we again expect mid-single digit percentage decline in total outcollect yield as compared to the previous year 2008.
Once again, this is our estimate of our total company outcollect roaming yields based solely on the new Cingular agreement. It does not attempt to estimate any rate changes that may occur from other service providers. As we have indicated in the past, one of our objectives is to lower

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

roaming rates, both outcollect and incollect, while remaining EBITDA neutral in the process, thus exchanging roaming profits for local profits. We estimate that this agreement does just that in the amount of $30 million to $35 million annually.
On the issue of exclusivity that was in the AWS agreement, there is a continuation of the provision through mid-2008. There are some minor modifications and it now applies to the new Cingular that we believe would only have a minimal impact on outcollect revenue.
On the issue of preference, we have agreed the mutual preference to the term of the agreements mid-2009. As most of you are aware, one of our operating subsidiaries, American Cellular, had a right to buy back at fair market value certain overlap assets that were created as a result of the Cingular/AWS merger. As part of this new agreement we have agreed not to exercise that right.
Finally, I want to touch on a couple of provisions that are new. First, as part of this agreement we have the right to acquire 10-megahertz of 1,900 spectrum, over 1.1 million POPs of our existing footprint in Ohio and Pennsylvania for an amount of $6 million. I can also report that we expect to exercise that option and complete that purchase in the near future.
We also have an option that must be exercised within 90 days to lease 1,900 spectrum, covering an additional 1.5 million POPs, again over existing 850 footprint. The option can be exercised on a market-by-market basis.
As most of you are aware, because the dual band nature just in wireless devices, 1,900-megahertz spectrum over 850 spectrum can be very complementary, especially in high traffic areas.
Lastly, this agreement provides for a payment of $7.8 million for a settlement of prior claims against AT&T Wireless. The settlement also provides for formula based payments to be made to

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

Dobson through mid-2008. We estimate the payment amount to be approximately $1.5 million per quarter for the last two quarters of 2005 and will likely be $1.5 million to $2 million per quarter from 2006 through 2008. Because of the nature of the claim, there will be an allocation of settlement payments between our operating subsidiaries. Therefore, DCS will receive approximately 91 percent of the claims and ACC approximately nine percent of payments to be made.
And with that I’d like to open it up for questions.
Operator: Thank you. Today’s question-and-answer session will be conducted electronically. If you would like to ask a question, please press star one on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one to ask a question. And we’ll pause for just a moment.
And we’ll take a question from Phil Cusick with Bear Stearns.
Phil Cusick: Good morning, guys. Thanks for taking my question. Can you hear me?
Steven Dussek: Yes.
Everett Dobson: Yes.
Bruce Knooihuizen: Good morning.
Steven Dussek: Good morning.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

Phil Cusick: Great. Thanks. I wonder if we could talk a little bit about 3G and UMTS going forward. Was there anything in the Cingular contract or do you have any thoughts on building UMTS in a few years?
Everett Dobson: There is. And I guess the way to describe it is there’s a continuation of clause that had in the AT&T contract that essentially has an agreement to agree, if you will, on UMTS. In other words, if we can agree on rates and a bill schedule we will be entitled to receive preference for UMTS.
The other thing I can report there are no obligations on either party, no responsibilities on either party, but there’s a right to preference subject to an agreement on rates and a bill schedule.
Phil Cusick: OK. Any idea when you might start to think about building that out?
Everett Dobson: I don’t know that we’re prepared at this point to talk about that. I mean, unless Steve’s got a view on that, I think that we’re kind of discussing all of the issues and all the facts around the industry and what Cingular does with respect to that.
Phil Cusick: OK and a second quick one. On the Alaska USF situation, can you just update us there?
Everett Dobson: Yes. I think I’d be probably be closest to that. And let me give you the short answer. There’s not a lot to report on it. We expect it at all to be an ‘06 event.
Phil Cusick: OK. Thanks a lot, guys.
Operator: And we’ll go to Wayne Cooperman with Cobalt Capital.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

Wayne Cooperman: Hey, congratulations. It’s a pleasure to be on a call when things are getting better instead of worse. Actually Phil asked my question, so I’m going to pass to the next guy.
Operator: We’ll take our next question from Ric Prentiss with Raymond James.
Ric Prentiss: Yes. Good morning, everyone. A couple quick question for you. On the roaming agreement can you walk us through how you expected to be EBITDA neutral? And on the payments, is that going to be included in your EBITDA, the $1.5 million per quarter, or is that not included?
Everett Dobson: Yes. The short answer on that is, yes, it will be included in other revenue equipment and other revenue, I believe. The first part of the question is it is EBITDA neutral. We estimate it to be EBITDA neutral as compared to the agreements that were in place prior to the re-negotiated or new agreement. And it’s just that simple. I mean, there’s no other explanation than that really.
Ric Prentiss: OK. And then also on roaming you mentioned Cingular still is probably the predominant carrier you’re receiving it from and that T-Mobile was — I forget the word you used, but appreciable, I guess, in the second quarter ‘05. Can you update a little bit kind of on the percentage that you’re seeing from T-Mobile? And is that from 1,900 spectrum or are you starting to see T-Mobile show up on the 850 side with their selling dual frequency handsets?
Everett Dobson: You want me to ...
Steven Dussek: No. No. Ric, this is Steve. What we’ve seen year over year is we’ve seen that the T-Mobile minutes grow, I would say, significantly. They’ve probably grown in the 75 to 100 percent range. And while it’s still in terms of our total base, it’s a small percentage, but we have seen it increase. And we’re happy with that increase. And we expect to continue to see that going forward.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

Ric Prentiss: OK. And the final question for you is on cap ex. As you look at cap ex and you talk about improving the network, which I agree is probably the best way to keep attacking churn, what are your thoughts as you look out into the future years on how many more cell sites you’ll need as you migrate more customers to GSM and see the minutes going up? Just trying to get a sense of where cap ex stabilizes versus the increased guidance this year to $150 million.
Steven Dussek: Ric, I can’t really give you an answer in terms of what we might see going forward, other than to tell you that we’re going to continue to invest prudently and where necessary. But we’re not talking about guidance beyond 2005 on this call.
Ric Prentiss: OK. Good luck, guys.
Steven Dussek: Thank you.
Operator: And we’ll go to Rameo Reyes with Jeffries & Company.
Rameo Reyes: OK. Just a few questions. Actually, on the Cingular deal, first of all, can you give us a sense of sort of the over bill protection that you have here? I know you had some over bill protection in some of the agreements that you had previously. Can you — Everett, I don’t know if I missed it when you went through it, but if you can give us a sense of if there is any over bill protection or if you’ve given that up in exchange for having certainty on the rates.
The second question is on sort of the marginal ARPU on GSM customers, if you can give us a sense of where that’s coming in.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

Thirdly, on CPGA it seems like it was relatively low this quarter, but yet your migrations were relatively high. So, I’m trying to figure out what you did this quarter that allowed you to drop CPGA and then the breakdown on cash at DCC, DCCPCS and very lastly on the MOUs for DCS and Am Cell. Thanks.
Everett Dobson: Well, I’ll take the easy one. The over bill protection we have coined the term exclusivity with respect to that in the past. That does continue through mid-2008. And it is with minor modifications, as we’ve described it. We believe it has minimal impact on revenue.
Bruce Knooihuizen: On a couple of your other questions, you had a question regarding the CPGA and how we had the slight decline in that. And that’s really just a function of doing more gross adds with a lot of fixed cost embedded in our distribution channels. On a postpaid basis we did close to 88,000 gross adds in the second quarter versus about 77,000 in the first quarter. So, you can see that we’ve had quite a few more gross adds with some incremental increase in cost, but generally the fixed costs are being spread over a wider base.
Rameo Reyes: Is there sort of a one-time element to that CPGA on the migration side, Steve, or do — the $100 — I’m sorry, boost. The $100 that you talk about on migrations is that $100 that you would have to incur anyway in order to incentivize the customer to stick with you for another year or two years?
Bruce Knooihuizen: It’s an incremental cost every time a migration comes across. And that $100 is basically the phone subsidy. And we try to treat our existing customers at least as well as we treat new customers. And new customers that have signed agreements get a subsidy on the phone set. And so, our existing customers would expect no less. So, that’s each migration costs us about $100, primarily through that phone subsidy.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

Your other question was the GSM ARPU versus TDMA ARPU. And, again, we’re continuing to see basically similar differences that we saw earlier, and that’s the $5 to $6 range. As Steve mentioned, though, we are starting to see data ARPU increase a little bit as well in that. So, we’re continuing to see that same trend.
Any other questions or was that it?
Everett Dobson: The breakdown of cash.
Steven Dussek: I can give that answer. It was $86 million at the Dobson Cellular. There’s also $86 million at American Cellular. There’s $3 million at the parent and there’s $73 million at the new wireless investment company we set up a quarter ago.
Rameo Reyes: And then the breakdown of MOUs between DCS and Am Cell and also cap ex, I guess. I don’t know if you have that readily available.
Everett Dobson: It was 311 minutes at DCS and 205 million minutes at ACC, $28.9 million in cap ex at Dobson Cellular and the rest of ACC.
Rameo Reyes: Thanks a lot.
Operator: And we’ll go to Pat Dyson with Credit Suisse First Boston.
Pat Dyson: Thanks. Good morning. Following-up on your comments around roaming, previously you talked about — and I appreciate the detail on outcollect going forward. But previously you talked about incollect and expectation for the year of around 10 cents. I guess two questions. First on that point would be what should be our thinking going forward within incollect? Should we start to think about it as half of the 10 cents? And could you give us what incollect yield was for the second quarter?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

And I guess, secondly, on roaming if you think about the guidance that you have previously given of eight to 10 percent up on a year over year basis for ‘05, obviously you’re tracking well ahead of that. Do you care to put a percentage number on what the full year ‘05 expectation should be at this point?
Everett Dobson: Let me try to start on the incollect discussion. The Cingular agreement calls for or provides for 50 percent reduction in the incollect rate that we pay to Cingular. And, therefore, I don’t have the results for the blended rate that that will create, but it’s probably in the six-and-a-half to seven cent range. It kind of depends on the nature of the call traffic going forward. But, yes, you can certainly model that it is designed — its agreement is designed to significantly lower our incollect expense and, therefore, make us long-term more competitive and more profitable in our local business, we believe.
What was the second part of the question?
Pat Dyson: I guess first, just to follow-up on that, is that — should that be a flat rate going forward, that six-and-a-half to seven?
Everett Dobson: Yes, I would think. Absent other agreements or other new agreements with other providers, that would certainly lower the rate. And that would be relatively flat going forward on a per minute basis.
Pat Dyson: OK. And then what was — so, is that the rate roughly for the second quarter?
Everett Dobson: Yes.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
Confirmation # 3659481

Pat Dyson: OK. And then the second question was just on do you care to put a percentage expectation on roaming MOU. It’s obviously had a pretty ridiculous run for the first half of the year. You’re guiding to trends continuing. Should we expect to continue to see this type of 30 percent year over year growth?
Everett Dobson: Well, I think what we saw in the second quarter was certainly bit a surprising in that Cingular’s minutes in total grew and we got — certainly we continue to expect to receive a fair share of those minutes, a relative share in those minutes. But we certainly saw in Cingular’s case not only subscriber growth but usage growth on those subscribers. So, in terms of how you can model or predict, that’s the leading indicator. And it has been fairly true to us. In other words, as Cingular minutes grow our roaming revenue from Cingular grows.
Pat Dyson: OK. Got two additional questions. Quickly, first on the preferreds, that exchange is coming to a completion here shortly. What is your plan for the balance of the preferreds, the 30 percent of the 12-and-a-quarter and 13 that will stay out there?
And then, secondly, there’s some assets that Western Wireless and Alltel has been forced to divest. Can you give us just a comment around the attractiveness of those assets to Dobson?
Bruce Knooihuizen: This is Bruce. I’ll handle the question on the preferred. As we’ve said in the past and as our initial exchange offer had, we’re looking to take out 100 percent. I think as we look forward we’re going to look for opportunities to do something with the additional preferred. We don’t have any specifics at this time we can talk about, but, I think, true to what we have been saying for a number of quarters, we will look at opportunities across our balance sheet to improve our position from where we are.

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Moderator: Warren Henry
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Steven Dussek: And, Pat, with respect to the Western Wireless/Alltel I don’t think it’d be prudent for us to comment on the attractiveness of any other trades or anything about those properties at this point.
Pat Dyson: OK. Thank you.
Operator: And we’ll go to Ariane Mahler with Credit Suisse Asset Management.
Ariane Mahler: Yes. Hello. Good morning. A few questions, main one on your EBITDA guidance. I’m struggling to understand how you’re not raising it a lot more than this, given that, first of all, you track at 199 for the first half, second of all your roaming agreement looks pretty favorable given everything you’ve said. And you don’t really expect much in the way of subscriber losses.
So, I wanted to see if you had comments on that. And I have some quick follow-up questions.
Bruce Knooihuizen: Just quickly — this is Bruce again — on our guidance, one of the areas that Steve talked about where we’re going to put some emphasis is through the migration from TDMA to GSM. And so, that will be a significant item or could be depending on how successful we are. Likewise, he had mentioned that gross adds we anticipate to be a bit higher in the second half of the year, which is also an additional cost. We are putting some additional towers and infrastructure in place.
So, when you look at all those issues that leads us to believe that the guidance we gave you is the appropriate guidance. Likewise, as Everett mentioned, there is some one-time nature items in the second quarter on the settlement with Cingular. Not all of it’s one-time, but there is a piece of it that’s one-time.

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Moderator: Warren Henry
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Those are all little pieces that will affect our guidance. Certainly we will strive to try to beat our guidance, but we feel that the range we gave you is a solid range. And that’s what we’re expecting to see.
Ariane Mahler: And a quick follow-up. The ratio of traffic coming in as opposed to going out of your network, was it two-thirds, one-third, twice as many minutes roaming outside than — how is that tracking these days?
Bruce Knooihuizen: In terms of minutes it’s a little bit more than two-to-one, just slightly more than two-to-one, two minutes coming in for every one minute going out.
Ariane Mahler: OK. So not much change there. And I saw you’re starting to sell the Razor. Did that just start? Or have you been incurring those costs? You’ve mentioned the $100 handset subsidy. And aside from the Razor do you have other handsets that you expect to subsidize more?
Steven Dussek: Well, in terms of selling the Razor I don’t believe we’re selling that currently. But if we are, it’s — I’ll have to get back with you. But my understanding was we weren’t selling that at this point.
Ariane Mahler: OK and a quick other question. Why did the minority interest loss increase that much in your income statement this quarter?
Bruce Knooihuizen: Minority interest? I’ll have to get back, but basically it’s a function of how well the three properties that we have are doing. We have partnerships in just a few of our properties. As they do better the minority interest will go up. But if there’s something else I’ll have to get back to you. I don’t think there’s anything else going on.
Ariane Mahler: OK. Thank you.

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Moderator: Warren Henry
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Operator: We’ll go to Shilpa Narang with CSFB.
Shilpa Narang: Hi. Thank you for taking my question. I was just trying to understand your intention on the six percent convertible preferreds. Do you still intend to defer payments on these preferreds? Have you guys decided?
Steven Dussek: That’s something that the board has not made a decision on. So, we really can’t comment on that at this point.
Shilpa Narang: Do you know when that — I mean, when the board does take a decision? Will it be in September, around the same time last year when you guys did it, I think?
Steven Dussek: We will let you know when our board asks.
Shilpa Narang: OK. Thank you.
Steven Dussek: You’re welcome.
Operator: We’ll go to Avi Benus with J.P. Morgan.
Avi Benus: Thank you very much. I have a couple questions, the first just on the roaming agreement. I wasn’t quite sure in terms of the exclusivity language that you discussed. Is the deal — is there one roaming agreement now through ‘09 as opposed to before where Am Cell and D Cell had different agreements?
Everett Dobson: The answer is, yes, it is a one unified total agreement that effectively is the new Cingular and the Dobson agreement.

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Avi Benus: Great. OK. My second question, I guess, in terms — Steve, you’ve been there now over that 100 days plus that you talked about before. Do you have the management team and staff in place that you’re looking to do? Are there more changes, do you think, to come?
Steven Dussek: Well, as I told you earlier in previous calls, we’re currently searching for a chief marketing officer and I’m currently searching for a senior VP of sales. Both of those searches are underway and going well. And I would anticipate getting those folks in the near-term.
Avi Benus: OK. Good. And then just last question just to follow-up on some of the capital structure things. You still have some high coupon 1078s that are callable. Now that you have put out some good numbers and the bonds have traded up, have you given any thought maybe to coming back to the bond market, try to refinance some of that higher coupon maturity?
Bruce Knooihuizen: We’re looking at all kinds of things, as we always do. And we will look to reduce our overall leverage and we’ll look to reduce our cost to capital. We’ll look at all kinds of things. And we’ll let you know once we decide what’s the course of action to take.
Avi Benus: Great.
Operator: And we’ll go next to Thomas J. Lee with J.P. Morgan.
Thomas Lee: Hey, guys. I just have a couple of qualitative questions I wanted to ask you. One, just on Steve’s comments on cost savings and sort of operational issues with Dobson, can you just give us an idea of like from an operating perspective are your products a lot more competitive today because they’re GSM? I guess describe whether or not you think you’re starting to regain some share in Alaska or how you’re doing there.

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Moderator: Warren Henry
08-15-05/8:00 a.m. CT
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And then, secondly, with regard to roaming I guess one of the things that I still wasn’t clear from all the questions asked is can you just describe or provide just some color on the nature of your relationship with Cingular? I guess the general impression I think most investors have had is that this has been an adversarial relationship. But looking at the agreement and sort of the option — the asset options here, it strikes me that in a way this looks a lot more like sort of a mutually beneficial partnership. So, I was just curious could you describe the nature of the negotiations with Cingular or sort of the nature of the relationship?
And I wasn’t totally clear, but just to follow-up an obvious question, are you replacing essentially sort of the eight agreements that exist between Cingular and AWE with this new agreement?
Steven Dussek: Tom, let me take this — Steve. Let me take the first question.
With respect to Alaska, without specifics, I will tell you that we’re very pleased with our recent performance there. We’re very excited about the future that Alaska holds for us. I think we have made significant improvements in our network and our sales and our ports are, in our view, trending favorably. And we are, again, very bullish on Alaska and what it holds for us in the future.
And with respect to our products and competitively priced, et cetera, we feel that our lineup of products and our lineup of plans are very competitively priced and positioned and serve us well moving forward. So, we’re very happy with those as we stand.
I’ll turn it over to Everett to address your roaming issues.
Bruce Knooihuizen: Well, I think — hopefully this agreement speaks for itself in terms of relationship. It does provide for a lot of what I would call relationship type concepts and clauses. Beyond that, I

DOBSON COMMUNICATIONS
Moderator: Warren Henry
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Confirmation # 3659481

can tell you that on a personal level the teams at Dobson and Cingular have a great, great working relationship.
I will also — I can also tell you that the success of this new agreement with Cingular depends in large part on the ability of our network and roaming teams to deliver a quality of service. It’s not about rates. It’s not about the relationships. It’s frankly about our ability to deliver quality. As you clearly understand, a lot of network responsibility in terms of coverage growth and coverage expansion and improvement rests with Dobson particularly in the overlap market. So, that’s what will drive the success, but beyond that the teams — there is obviously a lot of discussion, a lot of hours spent, and discussion discussing concepts and the actual negotiation of the agreements. But beyond that I think the teams enjoy working together and I think we will deliver a quality network and a quality service in the future.
In terms of the eight agreements, there are no longer eight agreements. There are one — there is one agreement -effectively one agreement between Cingular — the new Cingular and Dobson Communications. So, all provisions that we discussed apply to the new agreement and apply to Dobson.
Thomas Lee: Great. And then just to follow-up on Steve’s comments about product, I know that within — Steve’s been on board since April. Would love to hear what, I guess, Dobson’s thoughts are on the ability of Dobson to improve distribution or ways to enhance gross adds or channel. In other words, what are some of the physical things that the company’s contemplating to really improve its footprint or distribution footprint?
Steven Dussek: Well, as I said in my comments, Tom, that we’re — well, first and foremost, we’ll bring — we’re going to bring in a senior leader of sales that will help address a lot of this. And, secondarily, I talked about in my comments the need to really enhance and support the existing channels and put more of a channel focus on our distribution model.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
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So, those are two key things that we are planning and will do here in the near-term to help us take the existing channels, make them more productive than they are.
I also talked about on the business-to-business side and our direct effort. I think we have some pretty good opportunities in those — in that channel. And that goes hand in hand with the prior comments about doing things necessary to support the channel and improve it. So, I think you’ll be seeing more effort from us in the channel approach ...
Thomas Lee: Got you.
Steven Dussek: ... and doing more things to focus there.
Thomas Lee: Great. And I guess — did you guys address what’s happening with the Cellular One brand?
Everett Dobson: No. It’s part of the disposition process that Alltell is going through on the - with respect to the Western acquisition.
Thomas Lee: OK. Great, guys. Thanks.
Steven Dussek: Thank you.
Operator: We’ll go to Sam Martini with Cobalt Capital.
Sam Martini: Hey, guys. Can you hear me?
Steven Dussek: Yes.

DOBSON COMMUNICATIONS
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Sam Martini: A few questions, mostly nets. Can you repeat the schedule on the roaming, Everett, over the next — starting, I think, July ‘06 through January ‘09? Just the declines. I’m sorry.
Everett Dobson: Yes. Obviously there’ll be a transcript that we can make, but let me try to give it to you. There will be a 13 percent reduction in our estimated total outcollect yield beginning in the second quarter for the balance of this year, during the second quarter of ‘05. And that — again, that’s for the total yield. That’s the effect that Cingular has on the total yield.
Beginning January 1, 2006, as compared to the final three quarters of ‘05, there will be an 18 percent — an estimated 18 percent reduction in the outcollect yields.
From — essentially from January 1, 2007 through the end of the agreement in mid-2009 we expect mid-single digit declines on an annual basis.
Sam Martini: And just so I’m clear, the 13 percent reduction in outcollect is off of what? I’m confused as to the base that that is off of.
Everett Dobson: That’s off the total company outcollect yield in the first quarter.
Sam Martini: Of Q1 ‘05 ...
Everett Dobson: Correct.
Sam Martini: ... pre the adjustment.
Everett Dobson: Correct.
Sam Martini: OK. What percent of your incollect is to Cingular today, Everett, roughly?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
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Everett Dobson: The vast majority. I don’t know what it is, but it’s a very large percent.
Sam Martini: Of incollects. So, when you said that total incollect — or incollect cost to Cingular was 50 percent reduced, that’s affecting the vast majority of your incollect cost.
Everett Dobson: Yes. Unfortunately, the — I referenced that on a minute basis. Unfortunately, the other incollect expense is relatively high.
Sam Martini: Understood, but ...
Everett Dobson: That’s relatively high number.
Sam Martini: Can you give the incollect cost in dollars for the quarter?
Everett Dobson: Do we report that? I think it’s in the release. It’s not? Yes. I don’t know that — if we haven’t released it we’re probably not prepared to release it yet.
Sam Martini: OK. Just two other questions. G&A was up a fair amount year over year. Is it reasonable to assume that it’s going to stay in or around the — anything odd in there? Is $49 million sort of the right range?
Bruce Knooihuizen: In the second quarter we had the $2.8 million accrual for the costs associated with closing our call center. So, that $28 million is a one-time cost.
Sam Martini: OK. So, adding that back closer to kind of $111 million run rate, $112 million. And just ...
Bruce Knooihuizen: Well, wait a minute. Sam?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
08-15-05/8:00 a.m. CT
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Sam Martini: Yes.
Bruce Knooihuizen: If you look at our second quarter G&A costs, that includes $2.8 million. So, you’d have to back that $2.8 million out of the second quarter G&A costs.
Sam Martini: Right. I understand and then just a conceptual question for either Steve or Everett. On data ARPU at $2 it seems like that’s a great opportunity with a lot of other carriers multiples higher than that. Is that the – in terms of your data you’ve talked a lot about migrating to GSM plans and minute usage increasing the buckets. And people are starting to talk more. But data lagging by $1 to $4 a month in a lot of cases is that a big part of the push, or is the initial push minutes and getting people to talk more national plans, or are you really driving a lot of the ARPU appreciation off of this sort of data gap?
Steven Dussek: Well, Sam, this is Steve. I think the push is a combined effort of all of the voice improvements and some improvements in data. And the $2.18 that we recite is against the base, not just the GSM base, which is significantly higher. And I mentioned our plans to – in late third quarter to, in essence, relaunch our data services with the brand and much internally as well as we externally and really put a renewed focus on it. So, we envision an upward trend on our data take rates and our data revenue as a result.
Sam Martini: Right and then just one last question. I apologize for the questions.
But, Everett, the Cingular agreement seems like a very good agreement for both parties. Are you – can you give us any color? It seems like this agreement’s been a long time coming on the complexities of it. It just seems like a very good agreement from both companies, as it should be. And I’m curious what took so long. What was the big part of the debate?

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Moderator: Warren Henry
08-15-05/8:00 a.m. CT
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Everett Dobson: Well, I think it’s safe to say that, as I said in the past, there was really nothing driving a new deal except that both parties wanted to take a fresh look at things. And there wasn’t a deadline. There wasn’t any – there was certainly no threats or obligations on either parties to enter into any deal. And that probably, as much as anything, created the timing that we talked about. So, hopefully – as we describe it, hopefully the answer is we wanted to make sure we got it right. And hopefully this deal will prove to be just that.
Sam Martini: Well, it sounds like a very good deal for both companies.
Everett Dobson: I think it’s – hopefully time will tell. As I said, it will become a good deal if the roaming experience that Cingular receives and the roaming experience that Dobson receives on Cingular’s network. That’s what drives it. It’s all about the quality and the incentive for us to bring quality into our networks as a result of this contract. That’s what will make it successful.
Sam Martini: And your rate with Cingular, the incollect rate, is flat through ‘09?
Everett Dobson: That’s correct.
Sam Martini: Nice job, guys. Congratulations.
Everett Dobson: Thank you.
Steven Dussek: Thanks, Sam.
Operator: And we’ll go to Aaron Rickles with CIBC World Markets.
Aaron Rickles: Hi. Good morning. Most of my questions have been asked and answered. I guess just one quick one.

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In terms of migration from TDMA to GSM, I think you had talked about maybe getting a little bit more aggressive with that going forward. I think you talked about a little bit of an up tick in churn. Can you just speak towards, I guess, the general philosophy? Are you looking at that a little bit more differently now? Are you sort of seeing a final push to get everyone on to GSM, or is this sort of a one-time thing? How is that really looking?
Steven Dussek: Well, this has been a concerted effort over the past to get people moved to the higher GSM plans. And we see no reason to back off of that strategy when we’re, as we said, at June 30th we’re at 47 percent of the base being GSM. The changes that we’re talking about are modifications in allowing and opening it up for more people to be eligible for migration today than perhaps they were in the past. And that’s tied to contract terms and how far along they are in their contract.
So, we’re going to continue down the path we’re going with those modifications and plan no – at this time any additional incentives or anything to move people beyond that. So, we’re happy with our progress to date and look to continue it with these modifications.
Aaron Rickles: I think you had talked about like an end of ‘06 sort of finally getting everyone over there and maybe starting other TDMA networks early ‘07. Is that still a fair timeframe or has that changed at all?
Steven Dussek: By the end of this year, as Steve mentioned, we’ll have close to 70 percent of our base on GSM. So, there’s not a lot left on TDMA as we go forward.
In terms of the TDMA network, we’ll try to shut that down as quickly as we can, but it will also be influenced by the amount of roaming traffic we still receive on TDMA. So, whether that’s ‘06 or

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08-15-05/8:00 a.m. CT
Confirmation # 3659481

‘07, it’ll probably in the ‘07 timeframe, but it will be dictated on both how many customers and how much roaming traffic we’re still getting at that time.
Aaron Rickles: That’s great, guys. Thanks.
Operator: And we’ll go to Andy Liang with Bear Stearns.
Sandy Liang: Hi. It’s actually Sandy Liang. Just about getting back to the EBITDA neutral 2006 beyond, now were you talking about over the term of the agreement? Like is that front-end loaded where EBITDA might be lower in 2006 but higher in subsequent years?
And also, I’m wondering are there assumptions regarding the proportion of your gross adds that are now going to buy national plans? Like are you assuming that your gross adds are going to improve because you can now sell more national plans?
Everett Dobson: The easy part on that one is we’ve been selling national plans prior to this agreement. So, I don’t think it’ll – this in and of itself will not change the marketing plans. Now, Steve and team, I’m sure, have a lot of things in mind on the marketing plan, but this rate agreement will not change the marketing efforts. It will if you do follow DCS and ACC obviously, and I know you do, that ACC is the bigger beneficiary on the incollect reduction. But even at ACC we had been marketing national plans, but it’ll improve. In the profitability in the long-term I think that’s where we sense the market is going, is more to national plans. And it certainly puts us in a strong position with respect to that.
In terms of EBITDA neutral as it compares to the outer years, the answer is very simply we think it is at least – again, comparing to the agreements that were in place prior to the new agreement, we think that it is at least EBITDA neutral in 2005 and also subsequent years through 2009.

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Sandy Liang: So, is that in aggregate for 2006, 2009 or is that for ...
Everett Dobson: No, that’s per year.
Sandy Liang: Pretty good assumptions.
Everett Dobson: Is that it?
Sandy Liang: No. My question was for 2006 through 2009 when you say EBITDA neutral do you mean collectively ...
Everett Dobson: No, that’s per year.
Sandy Liang: That’s per year. OK. So, 2006 the same as what it would have been.
Everett Dobson: Yes.
Sandy Liang: OK. And what kind of roaming MOU growth are you assuming, and has that changed at all given that roaming’s been pretty robust?
Everett Dobson: Well, obviously it was higher than we expected in the second quarter. I think our guidance probably reflects that it will continue at a fairly accelerated pace for this year. We are certainly seeing minutes. And, as I said, this agreement certainly there is no disincentive, we believe, to restrict roaming in any way. And, frankly, I think our view is the minutes will continue to be at or near where they are right now for the balance of the year in terms of percentage growth.

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Sandy Liang: OK. And in ‘06, ‘07, ‘08 have your assumptions about roaming MOU growth changed a lot or changed at all given – like just getting back to EBITDA neutral statement?
Everett Dobson: Well, the – I know it gets confusing when we talk about ‘06,’07, ‘08, but it depends more in those years on our assumptions relating to the mix between outcollect and incollect because we have a mutual lowering of the rate. The gains, if you will, the EBITDA neutral basis is dependent upon our assumptions being reasonably accurate on how many incollect minutes we produce versus outcollect minutes Cingular sends us. But based upon our beliefs and our assumptions today as we know the world, we believe it to be EBITDA neutral in each, 2006, 2007 and 2008.
Sandy Liang: OK. Sort of one last quick one. What exactly was the amount of nonrecurring items related to your roaming agreements that were in the second quarter EBITDA number?
Bruce Knooihuizen: In the second quarter we booked $7.8 million of the settlement. Of that second quarter, probably about $5.8 million was what I would call prior period settlement amount. And that gets you back close to what Everett was saying about seeing $1.5 million to $2 million per quarter as you move out towards ‘08.
Sandy Liang: So, the – in the second quarter the $5.8 million prior period related to prior than the second quarter?
Bruce Knooihuizen: Yes.
Sandy Liang: OK. So, that was truly just nonrecurring. And then there was about $1.5 million, $2 million of recurring, which just continues through the life of the settlement, right?
Bruce Knooihuizen: Through the life of the settlement, which is through mid ‘08.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
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Sandy Liang: Thank you very much.
Warren Henry: (Laurie), this is Warren Henry. We’ll go ahead and take one more question, then wrap it up. Thanks.
Operator: All right. We’ll take our final question from Jason Koh with Linden Advisors.
Jason Koh: Yes. Hello. Thanks for that. Wanted to get color on the six percent convertible preferreds. Does the board have ...
Warren Henry: Did we lose him? Apparently did. (Laurie)?
Operator: Yes. Let me open his line up. One moment, please.
Warren Henry: Hello?
Operator: And your line is open.
Jason Koh: Yes. Hello. Can you hear me?
Warren Henry: Yes.
Steven Dussek: Yes, I can hear you.
Jason Koh: OK. Sorry about that. The – my question is on the six percent converts. You talked about the board having to make the decision. So, that assumes that there’s choice that the company has as to whether to pay or not?

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Bruce Knooihuizen: That does. The board has a number of choices, yes, whether to pay cash, whether to pick or whether not to declare the dividend. Those are the choices we have.
Jason Koh: Got you. So, the recent transaction does not – my understanding was that the recent transaction with the other preferreds resulted in the board having to pay, having to declare either pick or cash.
Bruce Knooihuizen: It’s not requiring that, no. In fact, the – you go back and read the exchange agreement and it does have some covenant changes in our existing preferreds. And you go back and look through those.
Jason Koh: OK. All right. We’ll come back to you on that. Thanks a lot. Bye-bye.
Bruce Knooihuizen: OK. Thanks. Bye.
Steven Dussek: So, that concludes our call today. And just on behalf of the team here at Dobson and everybody in the room, we want to thank you all for your interest and your continued support. And we look forward to talking to you next quarter.
Thank you.
Operator: This does conclude today’s conference. We thank you for your participation. You may now disconnect.
END